Exhibit 5.1
December 22, 2008
Brocade Communications Systems, Inc.
1745 Technology Drive
San Jose, CA 95110
Ladies and Gentlemen:
You have requested our opinion with respect to certain matters in connection with the filing by Brocade Communications Systems, Inc. (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to (i) 38,712,104 shares of the Company’s Common Stock, par value $0.001 per share (“Common Stock”), pursuant to the Foundry Networks, Inc. 1996 Stock Plan (the “1996 Plan Shares”); (ii) 1,733,100 shares of Common Stock pursuant to the Foundry Networks, Inc. 1999 Directors’ Stock Option Plan (the “1999 Plan Shares”); (iii) 3,606,783 shares of Common Stock pursuant to the Foundry Networks, Inc. 2000 Non-Executive Stock Option Plan (the “2000 Plan Shares”); and (iv) 23,545,187 shares of Common Stock pursuant to the Foundry Networks, Inc. 2006 Stock Incentive Plan (the “2006 Plan Shares” and together with the 1996 Plan Shares, the 1999 Plan Shares and the 2000 Plan Shares, the “Stock Plan Shares”).
In connection with this opinion, we have examined the Registration Statement and related Prospectuses, the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect, the Foundry Networks, Inc. 1996 Stock Plan, the Foundry Networks, Inc. 1999 Directors’ Stock Option Plan, and the Foundry Networks, Inc. 2006 Stock Incentive Plan (each a "Stock Plan” and together, the “Stock Plans”), and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.
Our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Stock Plan Shares, when sold and issued in accordance with the applicable Stock Plan, and the Registration Statement and related Prospectuses, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).
We consent to the filing of this opinion as an exhibit to the Registration Statement.
Very truly yours,
Cooley Godward Kronish LLP

By:	/s/ Nancy H. Wojtas Nancy H. Wojtas, Esq.
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